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                                                                   EXHIBIT 10.25

                       [TRANSAMERICA BUSINESS CREDIT]

March 27, 1998

                                   Revised

Mr. Ronald Bourquin
Chief Financial Officer
Cardima, Inc.
47266 Benicia Street
Fremont, CA 94538

Dear Ron:

Transamerica Business Credit Corporation - Technology Finance Division ("Lender") is pleased to offer financing for working capital purposes described in this letter to Cardima, Inc. ("Borrower"). This Commitment supersedes all prior correspondence, commitments, and oral and other communications relating to financing arrangements between Borrower and Lender.

The outline of this offer is as follows:

Borrow:                  Cardima, Inc.
-------

Lender:
-------
Transamerica Business Credit Corporation - Technology Finance Division, or its affiliates, successors or assigns.

Use of Proceeds:
----------------
Proceeds of the Loan outlined herein will be used for general working capital purposes.

Anticipated Closing Date:
-------------------------
The Closing Date(s) is anticipated to be on or after March 31, 1998, but in no event later than March 31, 1999.

Loan Amount:
------------
Not to exceed $3,000,000, with each advance (except the last) to be not less than $1,000,000.

Collateral:
-----------
To secure the loan, Lender will require a perfected first lien and security interest in all assets of Borrower, now owned or hereafter acquired, including cash, accounts receivable, inventory, machinery, equipment, furniture, fixtures, tools, copyrights, licenses, patents, trademarks, tradenames, other intellectual property, leases, leasehold improvements, general intangibles, and all other assets.

Subject to the right of first offer set forth below, Lender agrees that it will subordinate its interest in accounts receivable of Borrower, if required by a qualified lender in connection with a working capital line of credit subject to a subordination agreement acceptable to Lender.

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Interest Rate:
--------------
11.50% per annum.

Loan Payments:
--------------
Payments of interest only shall be paid monthly in arrears for the first 6 months of the Loan. Thereafter, 30 equal payments of principal and interest shall be paid monthly in arrears. A final balloon payment shall be paid at the end of month 36. Assuming a single advance of the entire $3,000,000, payments for each of the first 6 months would be $28,750, payments for each of the next 30 months would be $106,941.58 and the balloon payment at the end of month 36 would be $300,000.

Right of First Offer:
---------------------
If and when, during the term of the Loan, Borrower seeks revolving working capital financing secured by its accounts receivable, Borrower will so notify Lender and permit Lender to make a proposal to provide such financing. Lender must reply to Borrower's notice within 15 days of the date of such notice, indicating whether Lender accepts for declines to make such proposal. Borrower will be required to accept Lender's proposal if the terms and conditions of the proposal are no less favorable to Borrower than any other proposal received by Borrower.

Loan Prepayment:
----------------
Borrower may prepay the Loan any time after the first 12 months of the term. A prepayment premium of 4% of the principal amount being prepaid will be charged for prepayments made during months 13-24 and 2% for prepayments made during months 25-36.

Warrant Coverage:
-----------------
As an inducement to the Lender to enter into this financing, the Borrower will provide to Lender warrants to acquire shares of the Borrower's common stock having an aggregate exercise price equal to $300,000. The exercise price per share will be the trading price of the shares at the close of the market on the date hereof. The warrants will be exercisable for a period of five years. Lender will have the option to exercise the Warrants without payment of the exercise price and receive only that number of shares which represents the value of the difference between the fair market value of the shares and the exercise price (i.e. "net issuance" or "cashless exercise").

Conditions Precedent to Lending:
--------------------------------
Each Loan will be subject to the following:
1. No material adverse change in the financial condition, operations or prospects of the Borrower prior to funding.
2. Completion of the documentation and final terms of the proposed financing satisfactory to Lender and Lender's counsel.
3. Results of all legal due diligence, including lien, judgment and tax search and other matters Lenders may request shall be satisfactory to Lender and Lender's counsel.
4. Lender shall receive a valid and perfected first priority lien and security interest in the Collateral and Lender shall have received satisfactory evidence that there are no liens on the Collateral except as expressly permitted herein.

Additional Covenants:
---------------------
There will be no actual or threatened conflict with, or violation of, any regulatory statute, standard or rule relating to the Lessee, its present or future

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operations, or the Equipment.

Fees and Expenses:
------------------
The Borrower will be responsible for the Lender's reasonable expenses in connection with the transaction, whether or not it closes.

Law:
----
This letter and the proposed Loan are intended to be governed by and constructed in accordance with Illinois law without regard to its conflict of law provisions.

Indemnity:
----------
Borrower agrees to indemnify and to hold harmless Lender, and its officers, directors and employees against all claims, damages, liabilities and expenses which may be incurred by or asserted against any such person in connection with or arising out of this letter and the transactions contemplated hereby, other than claims, damages, liability, and expense resulting from such person's gross negligence or willful misconduct.

Confidentiality:
----------------
This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed publicly or privately to any third person except those who are in a confidential relationship to you (such as your legal counsel and accounts), or where the same is required by law (including all applicable federal and state securities laws), which conditions Borrower and its agents agree to be bound by upon acceptance of this letter.

Borrower agrees to provide camera ready artwork of typestyles and logos of the Borrower for use in promotional material by the Lender.

Conditions of Acceptance:
-------------------------
This Commitment Letter is intended to be a summary of the most important elements of the agreement to enter into a loan transaction with Borrower, and it is subject to all requirements and conditions contained in Loan documentation proposed by Lender or its counsel in the course of closing the Loans described herein. Not every provision that imposes duties, obligations, burdens, or limitations on Borrower is contained herein, but shall be contained in the final Loan documentation satisfactory to Lender and its counsel.

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS LETTER TO THE TRANSACTION DESCRIBED IN THIS LETTER.

Commitment Fee:
---------------
Simultaneously with the acceptance by the Borrower of this Commitment, a non-refundable Commitment Fee equal to 1.0% of the Loan Amount will be due the Lender, to be retained by the Lender as compensation for the Commitment. The Application Fee previously paid by the Borrower shall be

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applied to the Commitment Fee.

Commitment Expiration:
----------------------
This commitment shall expire on April 3, 1998, unless prior thereto either extended in writing by the Lender or accepted as provided below by the Borrower.

Should you have any questions, please call me. If you wish to accept this Commitment, please so indicate by signing and returning the enclosed duplicate copy of this letter to me by April 3, 1998.

                                        Yours truly,

                                        TRANSAMERICA BUSINESS CREDIT
                                        CORP--TECHNOLOGY FINANCE DIVISION


                                            /s/ Gerald A. Michaud
                                        By_______________________________
                                          Gerald A. Michaud
                                          Senior Vice President - Marketing

Accepted this 27th day of March, 1998

CARDIMA, INC.


   /s/ Ronald E. Barry
By:______________________________
   Ronald E. Barry

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